Exhibit 99.1

Beyond Air® Reports Fiscal Third Quarter 2026 Financial Results and Provides Corporate Update

Increased revenue by 105% year-over-year (YoY) to $2.2 million in fiscal Q3

Maintain fiscal year 2026 revenue guidance of $8-10 million

$22.3 million pro forma cash, cash equivalents, restricted cash and marketable securities, including net proceeds from recent PIPE transaction, expected to provide runway into calendar 2027

Signed binding letter of intent for XTL Biopharmaceuticals to acquire 85% of Beyond Air’s subsidiary NeuroNOS; Beyond Air to receive up to $32.5 million from the combination of upfront cash, development and commercial milestones and 19.99% equity ownership in XTL Biopharmaceuticals

Phase 1a data from UNO program in solid tumors to be presented at AACR Annual Meeting in April 2026

Conference call at 8:00 a.m. ET today, February 13th

Garden City, NY, February 13, 2026 – Beyond Air, Inc. (NASDAQ: XAIR) (“Beyond Air” or the “Company”), a commercial stage medical device and biopharmaceutical company focused on harnessing the power of nitric oxide (NO) to improve the lives of patients, today announced its financial results for the fiscal third quarter ended December 31, 2025, and provided a corporate update.

“We exceeded $2.0 million in quarterly revenue which marks an important milestone as we continue scaling our business and building awareness of the benefits our tankless NO system delivers in real-world settings,” said Steve Lisi, Chief Executive Officer of Beyond Air. “Our commercial performance reflects steady momentum, with 21% sequential quarterly growth and a 105% increase over the same quarter last year. We will continue to grow our business with LungFit PH as we prepare for the FDA clearance of our second-generation LungFit PH system, which we expect to receive before the end of calendar 2026, subject to regulatory review. We believe the significant enhancements, including reduced weight and footprint, simplified operation, longer service interval, and full compatibility with both air and ground transport, will dramatically accelerate market share gains and position Beyond Air as a global leader in hospital-based NO delivery.”

“We are excited that an abstract featuring Phase 1a data from Beyond Cancer’s UNO program in solid tumors was selected to be presented at the AACR 2026 Annual Meeting in April. The team will present the latest exciting clinical data from this important trial,” concluded Mr. Lisi.

The Company had a pro forma cash balance of approximately $22.3 million, which includes cash, cash equivalents, restricted cash and marketable securities of $17.8 million as of December 31, 2025, plus net proceeds of approximately $4.5 million from the Company’s previously announced private placement that closed on January 14, 2026, and assumes no other changes to cash, cash equivalents, restricted cash and marketable securities since December 31, 2025.

Commercial Execution, Recent Highlights and Upcoming Milestones

●	LungFit® PH Commercial Execution

○	Revenue increased 105% to $2.2 million for the fiscal quarter ended December 31, 2025, compared to $1.1 million for the same period last year. Growth was driven by increased demand for LungFit PH in both the U.S. and international markets.
○	The Company completed its first sale of LungFit PH systems to a VA Medical Center during the fiscal third quarter of 2026, creating a potential pathway for future orders and broader adoption across the VA system. Engagement with VA centers provides access to the largest healthcare network in the U.S.
○	Expanded Global LungFit PH distribution network, including new agreements in Canada, Germany, Brazil, Austria, the Netherlands and Sri Lanka, bringing the total international coverage to 40 countries, representing a combined population of more than three billion people, nine times greater than the United States population.

●	Corporate Highlights

○	Appointed Dan Moorhead as Chief Financial Officer, effective January 5, 2026. Mr. Moorhead brings more than 20 years of finance leadership experience across both public and private companies.
○	Announced that Board member Bob Carey will assume the role of Chairman of the Board, reflecting the Board’s continued focus on strengthening governance and supporting the Company’s next phase of commercial and strategic growth. Mr. Carey’s experience and leadership are expected to provide valuable guidance as Beyond Air advances its regulatory, commercial, and strategic initiatives. Mr. Lisi will remain on the Board of Directors.
○	Strengthened the balance sheet with approximately $4.5 million in net proceeds from the private placement announced on January 14, 2026.

●	Pending Regulatory Milestones

○	Awaiting approval of the PMA supplement for the second-generation LungFit PH, which was submitted to U.S. FDA in June 2025.
○	International submissions for LungFit PH remain on track with local partners.

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Beyond Cancer - Solid Tumor Program – clinical stage development of an intratumoral ultra-high concentration Nitric Oxide (UNO) technology as a gas delivery of NO at high concentrations to tumors to induce an immune response.

●	Clinical Development Execution

○	Phase 1a trial (monotherapy) - Part A of the trial evaluating UNO therapy in 10 subjects with advanced, relapsed or refractory unresectable, primary or metastatic cutaneous and subcutaneous solid tumors at a dose of 25,000 ppm has been completed.
○	An abstract featuring data from the study was selected for presentation at the 2026 AACR Annual Meeting, which is taking place April 17-22, in San Diego, California.
○	Phase 1b trial (combination therapy) – Will assess the intratumoral administration of 25,000 ppm low volume (LV) Nitric Oxide (UNO) in subjects with unresectable cutaneous or subcutaneous histologically confirmed primary or metastatic lesions, who have shown disease progression or prolonged stable disease (12 weeks) after receiving a single agent anti-PD-1 containing treatment.

NeuroNOS – On January 13, 2026, XTL Biopharmaceuticals Ltd. announced a binding agreement to acquire 85% of NeuroNOS Ltd. for consideration, under which Beyond Air, for its approximately 85% ownership, will receive 19.9% of XTL’s issued share capital, $1.0 million in cash, and milestone-based contingent payments totaling up to $31.5 million.

Upon closing of the agreement, NeuroNOS will serve as XTL’s flagship platform for autism and neuro-oncology therapeutics.

Financial Results for the Fiscal Quarter Ended December 31, 2025

Revenues for the fiscal quarter ended December 31, 2025 increased 105% to $2.2 million, compared with $1.1 million for the fiscal quarter ended December 31, 2024. Gross profit increased to $0.3 million for the quarter ended December 31, 2025, compared with a gross loss of $0.2 million for the quarter ended December 31, 2024. The increase in gross profit was primarily attributed to sales growth.

Research and development expenses for the fiscal quarter ended December 31, 2025 decreased 19% to $2.4 million compared with $3.0 million for the fiscal quarter ended December 31, 2024.

Selling, general and administrative expenses for the quarters ended December 31, 2025 and 2024 were $4.5 million and $7.7 million, respectively. The decrease of 42% or $3.2 million was primarily attributed to a reduction in employee-related costs.

Other expense for the quarter ended December 31, 2025 was $1.0 million compared with other expense of $2.4 million for the quarter ended December 31, 2024. The decrease in expense of $1.4 million was primarily attributed to the prior period loss associated with the extinguishment of debt.

Net loss attributed to common stockholders of Beyond Air, Inc. for the quarter ended December 31, 2025 was ($7.3) million or a loss of ($0.85) per share, basic and diluted, compared to a net loss attributed to common stockholders of Beyond Air, Inc. for the fiscal quarter ended December 31, 2024 of ($13.0) million or a loss of ($2.96) per share, basic and diluted.

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Net cash burn, excluding inflows from financing activities, in the fiscal quarter ended December 31, 2025 was $4.3 million.

As of December 31, 2025, the Company reported cash, cash equivalents, restricted cash and marketable securities of $17.8 million. Subsequent to the end of the fiscal third quarter, the Company completed a private placement for net proceeds of $4.5 million. The Company believes this provides a cash runway into calendar year 2027.

Total long-term debt outstanding was $22.0 million as of December 31, 2025. The Company has $18.8 million remaining through an equity line of credit. The $12 million promissory note announced in November 2025 bears a 15% interest rate and matures 24 months from the issuance date, with no payments due during the first 12 months.

Financial Guidance for Fiscal Year 2026

The Company maintained its revenue guidance of $8-10 million for the fiscal year ending March 31, 2026.

Conference Call & Webcast

Friday, February 13th @ 8:00 AM ET

Domestic:	1-877-407-0784
International:	1-201-689-8560
Conference ID:	13758405
Webcast:	A webcast of the live conference call can be accessed by visiting the Events section of the Company’s website (click here) or directly (click here). An online replay will be available on the Company’s website or via the direct link an hour after the call.

About Beyond Air®, Inc.

Beyond Air is a commercial-stage medical device and biopharmaceutical company dedicated to harnessing the power of endogenous and exogenous nitric oxide (NO) to improve the lives of patients suffering from respiratory illnesses, neurological disorders, and solid tumors. The Company has received FDA approval and CE Mark for its first system, LungFit PH, for the treatment of term and near-term neonates with hypoxic respiratory failure. Beyond Air is currently advancing its other revolutionary LungFit systems in clinical trials for the treatment of severe lung infections such as viral community-acquired pneumonia (including COVID-19) and nontuberculous mycobacteria (NTM).

Additionally, Beyond Cancer, Ltd., an affiliate of Beyond Air, is investigating ultra-high concentrations of NO with a proprietary delivery system to target certain solid tumors in the pre-clinical setting. For more information, visit www.beyondair.net.

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About LungFit *

Beyond Air’s LungFit is a cylinder-free, phasic flow generator and delivery system designated as a medical device by the U.S. Food and Drug Administration (FDA). The ventilator-compatible version of the device can generate NO from ambient air on demand for delivery to the lungs at concentrations ranging from 1 ppm to 80 ppm. The LungFit system could potentially replace large, high-pressure NO cylinders, providing significant advantages in the hospital setting, including greatly reducing inventory and storage requirements, improving overall safety by eliminating NO2 purging steps, and offering other operational benefits.

LungFit can also deliver NO at concentrations at or above 80 ppm for potentially treating severe acute lung infections in the hospital setting (e.g., COVID-19, bronchiolitis) and chronic, refractory lung infections in the home setting (e.g., NTM). With the elimination of cylinders, Beyond Air intends to offer NO treatment in the home setting.

*Beyond Air’s LungFit PH is approved for commercial use in the United States, European Union, and many other countries around the world. Beyond Air’s other LungFit systems are not approved for commercial use and are for investigational use only. Beyond Air is not suggesting NO use over 80 ppm or use at home.

About PPHN

Persistent pulmonary hypertension of the newborn (PPHN) is a lethal condition and secondary to failure of normal circulatory transition at birth. It is a syndrome characterized by elevated pulmonary vascular resistance (PVR) that causes labile hypoxemia due to decreased pulmonary blood flow and right-to-left shunting of blood. Its incidence has been reported as 1.9 per 1,000 live births (0.4–6.8/1000 live births) with mortality rate ranging between 4–33%. This syndrome complicates the course of about 10% of infants with respiratory failure and remains a source of considerable morbidity and mortality. NO gas is a vasodilator, is approved in dozens of countries to improve oxygenation and reduces the need for extracorporeal membrane oxygenation (ECMO) in term and near-term (>34 weeks gestation) neonates with hypoxic respiratory failure associated with clinical or echocardiographic evidence of pulmonary hypertension in conjunction with ventilator support and other appropriate agents.

About Beyond Cancer, Ltd.

Beyond Cancer, Ltd., an affiliate of Beyond Air, Inc., is a development-stage biopharmaceutical and medical device company utilizing (UNO via a proprietary delivery platform to treat primary tumors and prevent metastatic disease. Nitric oxide at ultra-high concentrations has been reported to show anticancer properties and to potentially serve as a chemosensitizer and radiotherapy enhancer. A first-in-human study is underway in subjects with solid tumors. The Company is conducting preclinical studies of UNO in multiple solid tumor models to inform additional treatment protocols. For more information, visit www.beyondcancer.com.

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Forward Looking Statements

This press release contains “forward-looking statements” concerning the potential safety and efficacy of inhaled nitric oxide and the ultra-high concentration nitric oxide product candidate, as well as its therapeutic potential in a number of indications; and the potential impact on patients and anticipated benefits associated with inhaled nitric oxide and the ultra-high concentration nitric oxide product candidate. Forward-looking statements include statements about expectations, beliefs, or intentions regarding product offerings, business, results of operations, strategies or prospects. You can identify such forward-looking statements by the words “appears,” “expects,” “plans,” “anticipates,” “believes” “expects,” “intends,” “looks,” “projects,” “goal,” “assumes,” “targets” and similar expressions and/or the use of future tense or conditional constructions (such as “will,” “may,” “could,” “should” and the like) and by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from any future results expressed or implied by the forward-looking statements. These forward-looking statements are only predictions and reflect views as of the date they are made with respect to future events and financial performance. Many factors could cause actual activities or results to differ materially from the activities and results anticipated in forward-looking statements, including risks related to the ability to raise additional capital; the timing and results of future pre-clinical studies and clinical trials; the potential that regulatory authorities, including the FDA and comparable non-U.S. regulatory authorities, may not grant or may delay approval for our product candidates; the approach to discover and develop novel drugs, which is unproven and may never lead to efficacious or marketable products; the ability to fund and the results of further pre-clinical studies and clinical trials of our product candidates; obtaining, maintaining and protecting intellectual property utilized by products; obtaining regulatory approval for products; competition from others using similar technology and others developing products for similar uses; dependence on collaborators; and other risks, which may, in part, be identified and described in the “Risk Factors” section of Beyond Air’s most recent Annual Report on Form 10-K and other of its filings with the Securities and Exchange Commission, all of which are available on Beyond Air’s website. Beyond Air and Beyond Cancer undertake no obligation to update, and have no policy of updating or revising, these forward-looking statements, except as required by applicable law.

CONTACTS:

Investor Relations contacts

Corey Davis, Ph.D.

LifeSci Advisors, LLC

Cdavis@lifesciadvisors.com

(212) 915-2577

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BEYOND AIR, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31, 2025	March 31, 2025
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$6,643	$4,665
Marketable securities	5,018	2,252
Restricted cash	6,187	231
Accounts receivable, net	1,151	710
Inventory, net	1,761	2,417
Other current assets and prepaid expenses	4,804	5,743
Total current assets	25,564	16,018

Licensed right to use technology	1,069	1,222
Right-of-use lease assets	1,464	1,706
Property and equipment, net	8,502	11,013
Other assets	175	103
TOTAL ASSETS	$36,774	$30,062

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,202	$1,950
Accrued expenses and other current liabilities	2,401	2,045
Operating lease liabilities, current portion	386	396
Loans payable, current portion	-	609
Total current liabilities	4,989	5,000

Operating lease liabilities, net	1,231	1,486
Long-term debt, net	21,974	9,197
Warrant liability	2	38
Derivative liability	292	-
Total liabilities	28,488	15,721

Stockholders’ equity
Preferred Stock, $0.0001 par value per share: 10,000,000 shares authorized, 0 shares issued and outstanding	-	-
Common Stock, $0.0001 par value per share: 500,000,000 shares authorized, 8,404,354 and 4,128,539 shares issued and outstanding as of December 31, 2025 and March 31, 2025, respectively (1)	1	-
Treasury stock	(25)	(25)
Additional paid-in capital	317,314	299,990
Accumulated deficit	(309,289)	(286,322)
Accumulated other comprehensive income (loss)	110	(60)
Total stockholders’ equity attributable to Beyond Air, Inc	8,111	13,583
Non-controlling interest	175	758
Total stockholders’ equity	8,286	14,341
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$36,774	$30,062

(1)	Prior period results have been adjusted to reflect the one-for-twenty stock split in July 2025.

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BEYOND AIR, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(amounts in thousands, except share and per share data)

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	December 31,		December 31,
	2025	2024	2025	2024

Revenues	$2,194	$1,072	$5,772	$2,553

Cost of revenues	1,894	1,287	5,614	4,184

Gross profit (loss)	300	(215)	158	(1,631)

Operating expenses:

Research and development	2,429	3,005	7,965	13,599
Selling, general and administrative	4,467	7,732	14,067	22,133
Total operating expenses	6,896	10,737	22,032	35,732

Loss from operations	(6,596)	(10,952)	(21,874)	(37,363)

Other income/(expense):
Dividend/investment income	102	126	189	637
Interest and finance expense	(1,088)	(549)	(2,275)	(2,439)
Change in fair value of warrant liability	20	4	36	219
Change in fair value of derivative liability	483	-	483	1,314
Foreign exchange gain/(loss)	(30)	46	(89)	(26)
Loss on extinguishment of debt	-	(1,910)	-	(2,534)
Loss on disposal of fixed assets	(359)	(62)	(416)	(233)
Other income/(expense)	(162)	(37)	(20)	11
Total other income/(expense)	(1,034)	(2,381)	(2,092)	(3,052)

Loss before income taxes	(7,630)	(13,333)	(23,966)	(40,416)

Provision for income taxes	-	-	-	-

Net loss	$(7,630)	$(13,333)	$(23,966)	$(40,416)

Less: net loss attributable to non-controlling interest	(294)	(300)	(999)	(1,825)

Net loss attributable to Beyond Air, Inc.	$(7,336)	$(13,032)	$(22,967)	$(38,591)

Other comprehensive income/(loss), net of tax
Foreign currency translation adjustment	25	(61)	170	(37)

Comprehensive loss attributable to Beyond Air, Inc.	$(7,311)	$(13,093)	$(22,797)	$(38,628)

Net basic and diluted loss per share attributable to Beyond Air, Inc. (1)	$(0.85)	$(2.96)	$(3.44)	$(12.77)

Weighted average number of shares of common stock outstanding, basic and diluted (1)	8,616,860	4,403,726	6,668,782	3,020,861

(1)	Prior period results have been adjusted to reflect the one-for-twenty stock split in July 2025.

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